Exhibit 99.1

ARC REPORTS RESULTS FOR THIRD QUARTER 2011

•	Adjusted EPS of $0.02 per share

•	Quarterly Cash from Operating Activities of $17.6 million

•	Gross Margin of 32.4%

WALNUT CREEK, California (Nov 2, 2011) – ARC (NYSE:ARC), one of the nation’s leading document solutions companies, today reported its financial results for the third quarter ended September 30, 2011.

“As we expected, the U.S. economy remained sluggish through the third quarter. In spite of a year-over-year sales drop of $4.6 million, we maintained a strong gross margin and generated healthy cash flow,” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC. “Meanwhile our efforts to grow sales in adjacent areas are starting to show meaningful results. Substantial MPS growth in the quarter, primarily from our Global Solutions customers, drove a 12.8% increase in our FM revenue category compared to the third quarter of 2010. It is also important to note that at the end of October we paid down to zero the outstanding balance on our revolving debt facility.”

Net revenue for the third quarter of 2011 was $104.8 million. ARC’s net loss for the third quarter was $41.8 million, or a loss of $0.92 per diluted share, primarily due to the recording of a goodwill impairment charge in the amount of $42.1 million. Excluding this and other non-cash charges, including the previously-disclosed accelerated amortization related to trade names and interest rate swap-related costs, adjusted net income for the second quarter was $1.1 million, or $0.02 per diluted share. The Company’s third quarter gross margin was 32.4%. Quarterly cash from operating activities for the period ending September 30, 2011 was $17.6 million.

Net revenue for the first nine months of 2011 was $320.9 million. The Company’s gross margin was 32.1% for the same period. ARC’s net loss for the first nine months of 2011 was $130.0 million, or a loss of $2.87 per diluted share, caused primarily by the non-cash charges mentioned above. Excluding these non-cash charges, ARC’s adjusted net loss for the first nine months of 2011 was $0.8 million, or a loss of $0.02 per diluted share. Cash from operating activities for the same period was $29.5 million.

Goodwill Impairment

In the third quarter, ARC recorded a goodwill impairment charge of $42.1 million. The main factor driving this goodwill impairment charge was an increase in the Company’s reporting units’ weighted average cost of capital (WACC). This change in WACC was due, in part, to increased uncertainty in the overall economy and a decline in the price of our bonds (resulting in a higher yield) during the third quarter of this fiscal year. The Company will not be required to make any current or future cash expenditures as a result of the impairment.

Outlook

The Company reaffirmed its 2011 annual adjusted EPS forecast of $(0.02) to $0.05 on a fully-diluted basis and projected annual cash flow from operating activities in the range of $35 million to $50 million.

Teleconference and Webcast

ARC will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company’s third quarter 2011. The conference call can be accessed by dialing 877-402-8179. The conference ID number is 18695685.

A replay of this call will be available approximately one hour after the call for seven days following the call’s conclusion. To access the replay, dial 855-859-2056. The conference ID number is 18695685.

A Web archive will be made available at http://www.e-arc.com for approximately 90 days following the call’s conclusion.

About ARC (NYSE:ARC)

ARC (American Reprographics Company) is one of the nation’s leading document solutions companies providing business-to-business document management technology and services primarily to the architectural, engineering and construction, or ‘AEC’ industries. The Company also provides document management services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality. ARC provides its services through its suite of reprographics technology products, a network of hundreds of reprographics service centers around the world and on-site at more than 5,500 customer locations. The Company’s service centers are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 120,000 active customers.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as “assume,” “projects,” “expect” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Factors that could cause our actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, current economic conditions and th downturn in the architectural, engineering and construction industries specifically; our ability to streamline operations and reduce and/or manage costs; competition in our industry and innovation by our competitors; our failure to anticipate and adapt to future changes in our industry; our failure to take advantage of market opportunities and/or to complete acquisitions; our failure to manage acquisitions, including our inability to integrate and merge the business operations of the acquired companies or failure to retain key personnel and customers of acquired companies; our dependence on certain key vendors for equipment, maintenance services and supplies; damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers; and our failure to continue to develop and introduce new services successfully. The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect our future performance, please review our periodic filings with the U.S. Securities and Exchange Commission, and specifically the risk factors set forth in our most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:

David Stickney

ARC

Phone: 925-949-5114

American Reprographics Company

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$25,954	$26,293
Accounts receivable, net	60,956	52,619
Inventories, net	10,880	10,689
Deferred income taxes	—	7,157
Prepaid expenses	4,589	4,074
Other current assets	19,609	6,870

Total current assets	121,988	107,702

Property and equipment, net	55,407	59,036
Goodwill	229,315	294,759
Other intangible assets, net	49,701	62,643
Deferred financing costs, net	4,561	4,995
Deferred income taxes	1,347	37,835
Other assets	2,120	2,115

Total assets	$464,439	$569,085

Liabilities and Equity
Current liabilities:
Accounts payable	$22,931	$23,593
Accrued payroll and payroll-related expenses	9,759	7,980
Accrued expenses	24,983	30,134
Current portion of long-term debt and capital leases	26,648	23,608

Total current liabilities	84,321	85,315

Long-term debt and capital leases	211,954	216,016
Deferred income taxes	26,070	—
Other long-term liabilities	3,073	5,072

Total liabilities	325,418	306,403

Commitments and contingencies

Stockholders’ equity:
American Reprographics Company stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 46,236 and 46,183 shares issued and 46,236 and 45,736 shares outstanding	46	46
Additional paid-in capital	99,698	96,251
Retained earnings	35,720	173,459

Accumulated other comprehensive loss	(2,722)	(5,541)

	132,742	264,215
Less cost of common stock in treasury, 0 and 447 shares	—	7,709

Total American Reprographics Company stockholders’ equity	132,742	256,506
Noncontrolling interest	6,279	6,176

Total equity	139,021	262,682

Total liabilities and equity	$464,439	$569,085

American Reprographics Company

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Reprographics services	$65,529	$72,709	$206,011	$227,419

Facilities management	25,505	22,602	75,304	67,632
Equipment and supplies sales	13,758	14,110	39,571	41,619

Total net sales	104,792	109,421	320,886	336,670
Cost of sales	70,868	74,403	217,881	225,346

Gross profit	33,924	35,018	103,005	111,324
Selling, general and administrative expenses	23,533	26,612	78,169	81,912
Amortization of intangible assets	4,654	2,466	14,119	7,659
Goodwill impairment	42,109	38,263	65,444	38,263

Loss from operations	(36,372)	(32,323)	(54,727)	(16,510)
Other income, net	(27)	(52)	(88)	(129)
Interest expense, net	7,743	5,614	23,609	17,256

Loss before income tax (benefit) provision	(44,088)	(37,885)	(78,248)	(33,637)
Income tax (benefit) provision	(2,392)	(12,668)	51,872	(10,862)

Net loss	(41,696)	(25,217)	(130,120)	(22,775)
(Income) loss attributable to the noncontrolling interest	(61)	73	90	27

Net loss attributable to American Reprographics Company	$(41,757)	$(25,144)	$(130,030)	$(22,748)

Loss per share attributable to American Reprographics Company shareholders:
Basic	$(0.92)	$(0.56)	$(2.87)	$(0.50)

Diluted	$(0.92)	$(0.56)	$(2.87)	$(0.50)

Weighted average common shares outstanding:
Basic	45,416	45,224	45,366	45,191
Diluted	45,416	45,224	45,366	45,191

American Reprographics Company

Non-GAAP Measures

Reconciliation of cash flows provided by operating activities to EBIT, EBITDA and Adjusted EBITDA

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cash flows provided by operating activities	$17,617	$10,262	$29,490	$38,008
Changes in operating assets and liabilities, net of business acquisitions	(7,504)	6,166	19,078	7,443
Non-cash expenses, including depreciation and amortization	(51,809)	(41,645)	(178,688)	(68,226)
Income tax (benefit) provision	(2,392)	(12,668)	51,872	(10,862)
Interest expense	7,743	5,614	23,609	17,256
Net (income) loss attributable to the noncontrolling interest	(61)	73	90	27

EBIT	(36,406)	(32,198)	(54,549)	(16,354)
Depreciation and amortization	11,711	10,757	36,363	33,521

EBITDA	(24,695)	(21,441)	(18,186)	17,167
Goodwill impairment	42,109	38,263	65,444	38,263
Stock-based compensation	517	1,453	3,775	4,371

Adjusted EBITDA	$17,931	$18,275	$51,033	$59,801

American Reprographics Company

Non-GAAP Measures

Reconciliation of net loss attributable to ARC to unaudited adjusted net income (loss) attributable to ARC

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net loss attributable to ARC	$(41,757)	$(25,144)	$(130,030)	$(22,748)
Goodwill impairment	42,109	38,263	65,444	38,263
Change in trade name impact to amortization	2,368	—	7,106	—
Interest rate swap related costs	1,389	44	4,369	150
Income tax provision, related to above items	(6,866)	(12,838)	(14,745)	(12,880)
Deferred tax valuation allowance and other discrete tax items	3,832	—	67,040	—

Unaudited adjusted net income (loss) attributable to ARC	$1,075	$325	$(816)	$2,785

Actual:
Loss per share attributable to ARC shareholders:
Basic	$(0.92)	$(0.56)	$(2.87)	$(0.50)

Diluted	$(0.92)	$(0.56)	$(2.87)	$(0.50)

Weighted average common shares outstanding:
Basic	45,416	45,224	45,366	45,191
Diluted	45,416	45,224	45,366	45,191

Adjusted:
Earnings (Loss) per share attributable to ARC shareholders:
Basic	$0.02	$0.01	$(0.02)	$0.06

Diluted	$0.02	$0.01	$(0.02)	$0.06

Weighted average common shares outstanding:
Basic	45,416	45,224	45,366	45,191
Diluted	45,448	45,439	45,366	45,433

American Reprographics Company

Non-GAAP Measures

Reconciliation of net loss attributable to ARC to EBIT, EBITDA and Adjusted EBITDA

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net loss attributable to ARC	$(41,757)	$(25,144)	$(130,030)	$(22,748)
Interest expense, net	7,743	5,614	23,609	17,256
Income tax (benefit) provision	(2,392)	(12,668)	51,872	(10,862)

EBIT	(36,406)	(32,198)	(54,549)	(16,354)
Depreciation and amortization	11,711	10,757	36,363	33,521

EBITDA	(24,695)	(21,441)	(18,186)	17,167
Goodwill impairment	42,109	38,263	65,444	38,263
Stock-based compensation	517	1,453	3,775	4,371

Adjusted EBITDA	$17,931	$18,275	$51,033	$59,801

Non-GAAP Financial Measures

EBIT, EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP, or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.

EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. Amortization does not include $0.5 million and $3.8 million of stock-based compensation expense recorded in selling, general and administrative expenses, for the three and nine months ended September 30, 2011, respectively. Amortization does not include $1.5 million and $4.4 million of stock-based compensation expense recorded in selling, general and administrative expenses, for the three and nine months ended September 30, 2010, respectively. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.

We present EBIT, EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.

We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. As a result, EBIT is the best measure of operating segment profitability and the most useful metric by which to measure and compare the performance of our operating segments. We also use EBIT to measure performance for determining operating segment-level compensation and we use EBITDA to measure performance for determining consolidated-level compensation. In addition, we use EBIT and EBITDA to evaluate potential acquisitions and potential capital expenditures.

EBIT, EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT, EBITDA and related ratios only as supplements. For more information, see our interim Condensed Consolidated Financial Statements and related notes on our 2011 third quarter report on Form 10-Q. Additionally, please refer to our 2010 Annual Report on Form 10-K.

Our presentation of adjusted net income and adjusted EBITDA over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.

Specifically, we have presented adjusted net income (loss) attributable to ARC and adjusted earnings (loss) per share attributable to ARC shareholders for the three and nine months ended September 30, 2011 and 2010 to reflect the exclusion of the goodwill impairment charge, amortization impact related to the change in useful lives of trade names, interest rate swap related costs, the valuation allowance related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and nine months ended September 30, 2011 and 2010. We believe these charges were the result of the current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.

We presented adjusted EBITDA in the three and nine months ended September 30, 2011 to exclude the non-cash goodwill impairment charges of $42.1 million and $65.4 million, respectively, and stock-based compensation expense of $0.5 million and $3.8 million, respectively. We presented adjusted EBITDA in the three and nine months ended September 30, 2010 to exclude the non-cash goodwill impairment charge of $38.3 million and stock-based compensation expense of $1.5 million and $4.4 million, respectively. The exclusion of the goodwill impairment charges and stock-based compensation expense to arrive at adjusted EBITDA is consistent with the definition of adjusted EBITDA in our previous and current credit agreements; therefore, we believe this information is useful to investors in assessing our ability to meet our debt covenants.

American Reprographics Company

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net loss	$(41,696)	$(25,217)	$(130,120)	$(22,775)
Adjustments to reconcile net loss to net cash provided by operating activities:
Allowance for accounts receivable	329	281	746	598
Depreciation	7,057	8,291	22,244	25,862
Amortization of intangible assets	4,654	2,466	14,119	7,659
Amortization of deferred financing costs	225	389	662	1,159
Amortization of bond discount	140	—	407	—
Goodwill impairment	42,109	38,263	65,444	38,263
Stock-based compensation	517	1,453	3,775	4,371
Excess tax benefit related to stock-based compensation	—	—	(31)	(38)
Deferred income taxes	(5,009)	(9,914)	3,506	(9,750)
Deferred tax valuation allowance	1,379	—	65,719	—
Amortization of derivative, net of tax effect	871	—	2,737	—
Other noncash items, net	(463)	416	(640)	102
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	206	751	(8,499)	(5,033)
Inventory	1,084	829	36	(456)
Prepaid expenses and other assets	942	(3,582)	(13,105)	(5,516)
Accounts payable and accrued expenses	5,272	(4,164)	2,490	3,562

Net cash provided by operating activities	17,617	10,262	29,490	38,008

Cash flows from investing activities
Capital expenditures	(4,316)	(2,919)	(11,938)	(5,696)
Payments for businesses acquired, net of cash acquired and including other cash payments associated with the acquisitions	—	(500)	—	(500)
Payment for swap transaction	—	—	(9,729)	—
Other	278	(91)	925	754

Net cash used in investing activities	(4,038)	(3,510)	(20,742)	(5,442)

Cash flows from financing activities
Proceeds from stock option exercises	—	—	108	125
Proceeds from issuance of common stock under Employee Stock Purchase Plan	8	21	31	37
Excess tax benefit related to stock-based compensation	—	—	31	38
Payments on long-term debt agreements and capital leases	(5,618)	(10,607)	(19,719)	(32,203)
Net (repayments) borrowings under revolving credit facilities	(3,798)	(327)	10,822	(450)
Payment of loan fees	(127)	—	(668)	—

Net cash used in financing activities	(9,535)	(10,913)	(9,395)	(32,453)

Effect of foreign currency translation on cash balances	3	243	308	265

Net change in cash and cash equivalents	4,047	(3,918)	(339)	378
Cash and cash equivalents at beginning of period	21,907	33,673	26,293	29,377

Cash and cash equivalents at end of period	$25,954	$29,755	$25,954	$29,755

	—	—	—	—
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Noncash transactions include the following:
Capital lease obligations incurred	$2,023	$2,408	$7,476	$6,802
Liabilities in connection with acquisition of businesses	$1,371	$—	$1,371	$—
Net gain (loss) on derivative, net of tax effect	$—	$55	$—	$(119)